Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
AND GEOLOGISTS

We hereby consent to the references to our firm in this Registration Statement on Form S-1 (including any amendments thereto) filed by Bill Barrett Corporation, as well as in prospectus included in this Registrations statement and the notes to the financial statements included in such Form S-1, to the audit letter dated February 2, 2004 and effective as of December 31, 2003 and to the inclusion of that letter as an appendix to the prospectus included in that registration statement.

Netherland, Sewell & Associates, Inc.

By:     /s/ C.H. (Scott) Rees, III
           C.H. (Scott) Rees III
           President and Chief Operating Officer

Dallas, Texas
August 30, 2004